Exhibit 10(h)(xxxiii)

SECOND AMENDMENT TO THE

IDAHO POWER COMPANY

EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Idaho Power Company adopted the Idaho Power Company Executive Deferred Compensation Plan (the "EDC Plan") effective November 15, 2000, and amended by the First Amendment effective October 1, 2003; and

WHEREAS, as a result of changes in the law under Section 409A of the Internal Revenue Code, the Internal Revenue Service, in Notice 2005-1 (Q&A-20), permits a plan to be amended to allow a participant during all or part of the calendar year 2005 to terminate participation in the plan or cancel a deferral election without causing the plan to fail to conform to the provisions of §409A(a)(2), (3) or (4), provided that (i) the amendment is enacted and effective on or before December 31, 2005, and (ii) the amounts subject to the termination or cancellation are includable in income of the participant in the calendar year 2005;

NOW THEREFORE, the EDC Plan is hereby amended, retroactive to January 1, 2005, by adding a new section 3.6 to read as follows:

"Cancellation of 2005 Deferral Election.  Notwithstanding the provisions of subsections 3.3.1(a) and 3.2.2(a), a participant who has made an election to defer for the 2005 calendar year may, at any time prior to December 31, 2005, cancel such election."

IN WITNESS WHEREOF the Employer has executed this Second Amendment this 22 day of December, 2005.

                                                                        IDAHO POWER COMPANY

                                                                        By:_/s/ J. LaMont Keen___

                                                                        Its:____President________